Exhibit 23.1

                         Law Offices of Karen A. Batcher
                           4190 Bonita Road, Suite 205
                                Bonita, CA 91902
                                 (619) 788-7881


April 9, 2004

Mr. Stephen Samuels
Cameron International, Inc.
11677 Montana Avenue, Suite 13
Los Angeles,  CA  90049

     Re: Consent To Use Opinion

Dear Mr. Samuels:

     I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of my legal opinion dated February 24, 2004 as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours,

/s/ Karen A. Batcher, Esq.

KAREN A. BATCHER, ESQ.